SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported)      January 11, 1999

              Florida East Coast Industries, Inc.
       (Exact name of Registrant as specified in its charter)

                          Florida
           (State or other jurisdiction of incorporation)

        2-89530                                        59-2349968
(Commission File Number)                   (IRS Employer Identification No.)

One Malaga Street, St. Augustine, FL                   32085-1048
(Address of principal executive office)                (Zip Code)

Registrant's telephone number, including area code:   904-829-3421

             1650 Prudential Drive, Jacksonville, FL 32207
      (Former name or former address, if changed since last report)

ITEM 5.              OTHER MATERIALLY IMPORTANT EVENTS
======================================================
See the following Press Release dated January 11, 1999, urging stockholders to reject an unsolicited tender offer by IG Holdings, Inc. to purchase up to 4 percent of FECI's common stock:

    "FLORIDA EAST COAST INDUSTRIES, INC. (NYSE: FLA) URGES STOCKHOLDERS
                 TO REJECT UNSOLICITED TENDER OFFER

St. Augustine, Florida-January 11, 1999-Florida East Coast Industries, Inc. (NYSE: FLA)(FECI) today urged stockholders to reject an unsolicited tender offer by IG Holdings, Inc. to purchase up to 4 percent of FECI's common stock.

IG Holdings, Inc. allegedly commenced the tender offer on or about December 23, 1998 at a price of $30.00 per share.

FECI stated that IG Holdings has no affiliation with FECI or any of its officers and/or directors. IG Holdings did not inform FECI about this tender offer and FECI only recently learned about the offer from brokers who began to contact the company.

FECI strongly recommends that its shareholders reject the tender offer due to its inadequate price. The tender offer price of $30.00 offered by IG Holdings on December 23, 1998 is substantially lower than the closing price of $35.125 for FECI common stock on New York Stock Exchange on the day before the offering, December 22, 1998. The average closing price for the period from December 22, 1998 to January 8, 1999 was $34.6354. The closing price on January 8, 1999 was $32.6875 per share. Shareholders who want to sell their shares of common stock can therefore obtain substantially better prices on the New York Stock Exchange than through the tender offer.

FECI shareholders who have tendered shares in response to the tender offer are advised to consult with their broker and/or legal counsel with respect to their rights and obligations.

The principal operations of Florida East Coast Industries, Inc., a publicly held company based in St. Augustine, Florida, and its subsidiaries primarily relate to the transportation of goods by rail and to the development, leasing, management and sale of real estate."


                                   SIGNATURE
                                   =========

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                       FLORIDA EAST COAST INDUSTRIES, INC.

                           BY:       s/s  T. Neal Smith
                                     Vice President & Secretary

Dated: 1/11/99